Innventure Board Issues Letter to Shareholders
Outlines corporate actions to address shareholder concerns and reduce parent-level spend
ORLANDO, Fla., Aug. 19, 2026 (GLOBE NEWSWIRE) -- Innventure, Inc. (NASDAQ: INV) ("Innventure" or the "Company"), an industrial growth conglomerate, today issued the following letter to shareholders from the Company's Board of Directors.
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Fellow Shareholders,
Following Innventure's second quarter 2026 results, the Board has been focused on addressing shareholder concerns. The Board is responding with actions designed to further align management and directors with shareholders, reduce near-term capital demands and concentrate resources on the opportunities we believe represent the clearest path to value creation.
Corporate Actions
•AeroFlexx strategic alternatives and interim funding. The Company is actively pursuing strategic monetization alternatives for AeroFlexx and is seeking outside capital to support AeroFlexx in the interim. AeroFlexx has engaged financial advisors to assist with that process.
•Refinity funding transition. Refinity will not be funded from the Innventure balance sheet following the end of the third quarter of 2026. Refinity will then be funded independently. Refinity is also implementing cost-cutting measures, which include a delay in hiring a replacement Chief Executive Officer.
•Parent-level expense reductions. The Company is aggressively implementing headcount and operating cost reductions at the Innventure parent level. Excluding debt service, quarterly cash expenses will drop from $7.5M to $4.5M. In particular, these actions include:
oElimination of internal spending on new company formation initiatives. Innventure will maintain relationships with multinational companies but is eliminating new company evaluation and formation spend until further notice.
oElimination of parent-level R&D spending. R&D spend at the Innventure level has always been minimal, and going forward will be zero.
Innventure will continue to look at possibilities for future cost reductions.
•Parent company funding alternatives. Innventure is exploring a range of strategic alternatives, including potential debt and equity financing and the monetization of assets, with a goal of minimizing dilution to shareholders while addressing the Company's ongoing capital needs.
•Management and director earnout share forfeiture. The Board decided that senior management and directors who received earnout shares based on an Accelsius purchase order from DarkNX forfeit those shares, and these individuals have agreed to do so. While the shares were issued properly based on contractual obligations established in 2023, considering the subsequent removal of the DarkNX booking that satisfied the milestone, the Board determined that forfeiture for senior management and directors is the appropriate action.
Clarifying Expected Timeline to Accelsius Scaled Revenue
The Board firmly believes Accelsius, supported by independent third-party testing of its technology, is positioned to be a leader in two-phase direct-to-chip liquid cooling and to capture a meaningful share of this market as adoption begins, potentially as early as 2027. Based on market estimates, that market is expected to grow from approximately $500 million in 2027 to approximately $3.8 billion in 2029.

Innventure, Inc. | Board Letter to Shareholders

The Board is committed to transparency, discipline and shareholder alignment as Innventure advances through this next phase. We believe the actions outlined above represent practical steps to address shareholder concerns, reduce near-term capital requirements, and achieve laser focus on the milestones that matter most for Innventure shareholders. We will continue to work with management to identify opportunities to maximize shareholder value.
Sincerely,
Innventure Board of Directors
About Innventure
Innventure, Inc. (NASDAQ: INV), an industrial growth conglomerate, focuses on building companies with billion-dollar valuations by commercializing breakthrough technology solutions. By systematically creating and operating industrial enterprises from the ground up, Innventure participates in early-stage economics and provides industrial operating expertise designed for global scale. Innventure’s approach seeks to uniquely bridge the ”Valley of Death" between corporate innovation and commercialization through its distinctive combination of value-driven multinational partnerships, operational experience, and scaling expertise.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “will,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current assumptions and expectations of future events that are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.
These risks and uncertainties include, but are not limited to, those factors described in Innventure’s public filings with the U.S. Securities and Exchange Commission, including but not limited to the following: Innventure’s and its subsidiaries’ ability to execute on their strategies, book sales and achieve future financial performance; developments and projections relating to Innventure’s and its subsidiaries’ competitors and industry; the implementation, adoption, market acceptance and success of Innventure’s and its subsidiaries’ products, business models and growth strategies; Innventure’s and its subsidiaries’ ability to generate sufficient revenue and operating cash flow; the timing and magnitude of expected cash expenditures; the availability, timing and terms of additional financing, including debt or equity financing; market conditions affecting access to capital; potential dilution resulting from future financings; Innventure’s ability to successfully implement cost reduction initiatives; changes in economic conditions; competitive pressures; regulatory developments; Innventure’s ability to maintain control over its subsidiaries.
Forward‑looking statements speak only as of the date of this release, and Innventure undertakes no obligation to update them except as required by law.
Investor Relations Contact: Kyle Nagarkar, Solebury Strategic Communications
investorrelations@innventure.com
Media Contact: Stephanie Knight, Solebury Strategic Communications
press@innventure.com
Innventure, Inc. | Board Letter to Shareholders